With assets of $32.5 billion at 12/31/08:

- We operate the 2nd largest thrift in the nation and the largest in New York State. [a]

With a portfolio of $15.7 billion at 12/31/08:

- We are a leading producer of multi-family loans for portfolio in New York City. [a]

With deposits of $14.3 billion at 12/31/08, we operate:

- the 4th largest thrift depository in our market [a]; and
- the 15th largest commercial bank depository. [a]

In New York, we operate:

- the 2nd largest thrift depository in Queens, Richmond, Nassau, and Suffolk Counties. [a]

In New Jersey, we operate:

- the 3rd largest thrift depository in Essex County [a];
- the 5th largest thrift depository in Union County [a]; and
- the 6th largest thrift depository in the seven NJ counties we serve, combined. [a]

New York Community Bancorp, Inc. Page 1 We are a leading financial institution in the competitive Metro New York/New Jersey region. (a) SNL Financial as of 3/2/09 Exhibit 99.1

New York Community Bancorp, Inc. Page 2
Our balance sheet reflects superior asset quality
measures.
At or for the Twelve Months Ended 12/31/08
Asset Quality: NYB SNL Bank & Thrift Index
(a)
NCOs / average loans 0.029% 1.64%
NPLs / total loans 0.51% 1.84%
NPAs / total assets 0.35% 1.53%
(a) SNL Financial as of 3/2/09

Non-performing Loans / Total Loans
0.94%
0.33%
0.62%
0.21%
0.47%
0.16%
0.50%
0.11%
1.04%
0.11%
1.84%
0.51%
12/31/03
12/31/04
12/31/05
12/31/06
12/31/07
12/31/08

New York Community Bancorp, Inc. Page 3 The quality of our loan portfolio has consistently exceeded that of our industry. SNL Bank & Thrift Index (a) NYB (a) SNL Financial as of 3/2/09

1.64%
0.77%
0.57%
0.40%
0.39%
0.67%
0.00%
0.002%
0.000%
0.002%
0.002%
0.029%
2003
2004
2005
2006
2007
2008

New York Community Bancorp, Inc. Page 4
Net Charge-offs / Average Loans
NYB Net charge-offs:
-- $236,000 $21,000 $420,000 $6.1 million
(a) SNL Financial as of 3/2/09
$431,000
We continue to be distinguished by our low level of
net charge-offs.
SNL Bank & Thrift Index
(a)
NYB

New York Community Bancorp, Inc. Page 5
For the five years ended 12/31/93 – at the height of the last credit crisis – NCOs represented 0.18% of average loans.
For the Twelve Months Ended December 31,
1989 1990 1991 1992 1993 2008
NPLs / Total Loans 1.46% 2.48% 2.10% 2.42% 1.23% 0.51%
NCOs / Average Loans 0.00% 0.00% 0.04% 0.07% 0.06% 0.03%
Difference 146 bp 248 bp 206 bp 235 bp 117 bp 48 bp

New York Community Bancorp, Inc. Page 6
While NPLs have increased in the wake of the economic crisis, they represent a nominal percentage of our loan portfolio.
Loan Type
Non-Performing Loans
as a Percent of Total Loans at
December 31, 2008
Multi-family 0.24%
Commercial real estate 0.06
Acquisition, development, and construction 0.11
Commercial and industrial 0.05
One- to four-family 0.05
Total loan portfolio 0.51%

- Multi-family and commercial real estate lending are both broker-driven, without cost to the Company.
- One- to four-family loans are originated on a pass-through basis and sold shortly after closing, servicing-released, generating non-interest income.
- Products and services are frequently developed by third-party providers and the sale of these products generates additional revenues.
- 45 of our branches are located in-store.
- Franchise expansion has largely stemmed from mergers and acquisitions.

New York Community Bancorp, Inc. Page 7
Our operating efficiency ratio was 35.94% (a) in 4Q 2008, well below the SNL Bank and Thrift Index efficiency ratio of 70.41%. (b)
(a) Please see page 40 for a reconciliation of our GAAP and operating efficiency ratio.
(b) SNL Financial as of 3/2/09